PARAMETRIC STRUCTURED ABSOLUTE RETURN PORTFOLIO

AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST

 AMENDMENT effective March 1, 2013, made to the Amended and Restated Declaration of Trust dated April 23, 2012 (hereinafter called the "Declaration") of Parametric Structured Absolute Return Portfolio, a Massachusetts business trust (hereinafter called the "Trust"), by at least a majority of the Trustees of the Trust in office on February 4, 2013.

 WHEREAS, Section 10.4 of Article X of the Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

 WHEREAS, the Trustees of the Trust have deemed it desirable to amend the Declaration in the following manner to change the name of the Trust;

 NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1.

The caption at the head of the Declaration is hereby amended to read as follows:

PARAMETRIC MARKET NEUTRAL PORTFOLIO

2.

Article I Section 1.1 of the Declaration is hereby amended to read as follows:

ARTICLE I

 1.1. Name. The name of the trust created hereby (the “Trust”) shall be Parametric Market Neutral Portfolio and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, employees, agents or independent contractors of the Trust or holders of interests in the Trust.

* * * * *

IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted at a meeting of the Board of Trustees held on February 4, 2013. Signed this 4th day of February, 2013.

/s/ Maureen A. Gemma

Maureen A. Gemma

Secretary to the Trust

020_0499